SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

       Preliminary proxy statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       Definitive proxy statement

       Definitive additional materials

       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

A. M. Castle & Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD

April 10, 2007

Dear Castle Stockholder:

You are cordially invited to attend A. M. Castle & Co.’s 2007 annual meeting of stockholders, which will be held on Thursday, April 26, 2007, beginning at 10:00 a.m., Central Daylight Savings Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.

At the meeting we will report to you on current business conditions and recent developments at Castle. Members of the Board of Directors and many of our executives will be present to discuss the affairs of Castle with you.

Whether or not you plan to attend the annual meeting, it is important that you sign, date and return your proxy as soon as possible. If you do attend the annual meeting and wish to vote in person, your proxy will then be revoked at your request so that you can vote personally. Therefore, I urge you to return your proxy even if you currently plan to be with us for the annual meeting.

I look forward, with members of management, to the opportunity of meeting you on April 26th.

Sincerely,

John McCartney

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 10, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders of A. M. Castle & Co. (“Castle”) will be held at Castle’s principal executive offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 26, 2007, beginning at 10:00 a.m., Central Daylight Savings Time, for the purposes of considering and acting upon the following:

1. The election of ten directors of Castle; and

2. The transaction of any other business that may properly come before the annual meeting.

Stockholders of record at the close of business on March 9, 2007, only, are entitled to notice of, and to vote at, the annual meeting.

Stockholders are urged to execute and return the accompanying proxy in the enclosed envelope, whether or not they plan to attend the annual meeting. A stockholder may revoke the proxy at any time before it is voted at the annual meeting. No postage is needed if it is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Jerry M. Aufox
Secretary

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 26, 2007

The Board of Directors of A. M. Castle & Co. (“Castle”) is soliciting the enclosed proxy for use at Castle’s 2007 annual meeting of stockholders. Holders of shares of Castle’s common stock, and Series A Cumulative Convertible Preferred stock, on a converted basis, are entitled to one vote per share on all matters to come before the annual meeting. As of the close of business on March 9, 2007, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting, there were 17,047,591 outstanding shares of Castle’s common stock and, on a converted basis, 1,793,722 shares common stock underlying the Series A Preferred stock.

All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by Castle, including, upon request, expenses incurred by brokerage houses and fiduciaries in forwarding proxies and proxy statements to their principals. The original solicitation of proxies by mail may be supplemented by telephone, telegraph, facsimile, written and personal solicitation by officers, directors and employees of Castle; however, no additional compensation will be paid to those individuals for these activities.

Castle’s annual report to stockholders for the year ended December 31, 2006 is enclosed with this proxy statement. Castle is first mailing this proxy statement and the enclosed proxy to stockholders on or about April 10, 2007.

PROPOSAL ONE: ELECTION OF DIRECTORS

Ten directors, constituting the entire Board of Directors, will be elected at the annual meeting. Each director, other than Ms. Lieberman, is a current director. Ms. Lieberman was identified as a potential nominee by a third party executive search firm engaged by the Governance Committee of the Board of Directors to assist the committee in identifying and screening qualified director candidates meeting the qualifications set forth elsewhere in this proxy statement under the heading “Meetings and Committees of the Board” to serve on Castle’s Board of Directors. Mr. John W. Puth, who has served as a director since 1995 has decided not to stand for reelection. The Company thanks Mr. Puth for his many valuable contributions to its success. Although he is stepping down as a member of the Board, Mr. G. Thomas McKane will continue in a senior advisory role with the Company.

Proxies received by the Board of Directors will be voted for the election of the nominees named below, unless otherwise specified. If any of the nominees unexpectedly becomes unavailable for election, votes will be cast pursuant to authority granted by the enclosed proxy for another person designated by the Board of Directors. The persons elected as directors will serve a term of one year until the 2008 annual meeting of stockholders and until their successors are elected and qualified.

Nominee Information

The following information is given for individuals who have been recommended for election by the Governance Committee of the Board of Directors. Set forth is the name of each nominee, the corporation or other organization which is the principal employer of the nominee, certain other biographical information, the year in which each nominee first became a director of Castle, the nominee’s age and any committee of the Board of Directors on which each nominee serves.

Brian P. Anderson	Director since 2005	Age 56

Former Executive Vice President/CFO of OfficeMax, Incorporated. (a distributor of business to business and retail office products), from November 2004 to January 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President/CFO of Baxter International, Inc. (medical products and services), from May 1998 to June 2004. Mr. Anderson is a member of the Board of Directors of W.W. Grainger, Inc., Pulte Homes Inc. and James Hardie Ltd.

Chairman of the Audit Committee and member of the Governance Committee.

Thomas A. Donahoe	Director since 2005	Age 71

Retired Vice Chair of PricewaterhouseCoopers LLP since June, 1996 (an independent auditing firm). Mr. Donahoe is a director of NiCor, Inc. and Andrew Corp.

Member of the Audit Committee

Ann M. Drake	Director since 2007	Age 59

Chief Executive Officer of DSC Logistics, Inc., a privately held supply chain management company. Ms. Drake has served as the CEO of DSC Logistics for over ten years.

Michael H. Goldberg	Director since 2006	Age 53

President and Chief Executive Officer of Castle since January 2006. Prior to joining Castle he was Executive Vice President of Integris Metals Corp. (an aluminum and stainless steel metal service center) from November 2001 to January 2005. From August 1998 to November 2001 Mr. Goldberg was Executive Vice President of North American Metals Distribution Group, a division of Rio Algom Ltd.

William K. Hall	Director since 1984	Age 63

Chairman of Procyon Technologies, Inc. (aerospace/defense component manufacturer). Dr. Hall served as Chairman and Chief Executive of Procyon Technologies, Inc. from 2000 to 2004. He was an executive consultant from 1999 to 2000 and, from 1996 until his retirement in 1999, Chairman and Chief Executive Officer of Falcon Building Products, Inc. (diversified manufacturer of building products). Dr. Hall is also a director of Actuant Corporation, Procyon Technologies, W.W. Grainger, Inc. and Great Plains Energy, Inc.

Chairman of the Governance Committee and Member of the Human Resources Committee

Robert S. Hamada	Director since 1984	Age 69

Edward Eagle Brown Distinguished Service Professor Emeritus of Finance, Graduate School of Business University of Chicago since 2003. Dean of the University of Chicago, Graduate School of Business 1993 to 2001. Dr. Hamada is also a director of the National Bureau of Economic Research and Federal Signal Corp.

Member of the Human Resources Committee

Patrick J. Herbert, III	Director since 1996	Age 57

President of Simpson Estates, Inc. (private asset management firm) since 1992.

Member of the Human Resources Committee

Pamela Forbes Lieberman	Nominee	Age 53
Interim Chief Operating Officer of Entertainment Resource, Inc from March, 2006 to August, 2006. President and Chief Executive Officer of TruServ Corporation (now known as True Value Company) from March, 2001 to November, 2004.

John McCartney	Director since 1998	Age 54
Chairman of the Board of Castle since January, 2007. Chairman of the Board of Westcon Group, Inc. (a network equipment distribution company) since 2004. Vice Chairman of Datatec, Ltd. (technology holding company) from 1998 to 2004. From 1997 to 1998, Mr. McCartney was President of Client Access Business Unit of 3Com Corporation (computer networking company). Mr. McCartney is also a Director of Huron Consulting Group, Inc. and Federal Signal Corp.

Member of the Audit Committee and the Governance Committee

Michael Simpson	Director since 1972	Age 68
Retired Chairman of the Board of Castle. Mr. Simpson was elected Vice President of Castle in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an Officer of Castle on August 1, 2001 and stepped down as Chairman in January 2004.

Chairman of the Human Resources Committee and member of the Governance Committee

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock and Series A Cumulative Convertible Preferred Stock, as converted, entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the annual meeting will be considered to be present at the annual meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Proxies marked as “Abstaining” (including proxies in which a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote at the annual meeting), or “Withheld” will also be considered as present for purposes of determining the presence or absence of a quorum at the annual meeting.

Vote Required

Each holder of record of shares who is entitled to vote may cast one vote per share or, in the case of Series A Cumulative Convertible Preferred shares, per converted share held on all matters properly submitted for the vote of our stockholders at the annual meeting. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the shares cast at the annual meeting will be required to approve each of the other proposals to be considered at the annual meeting.

With respect to the election of directors, abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee. Shares that are present and entitled to vote, but which withhold their votes or abstain from voting on a proposal, will not have the effect of votes against the proposal. If a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, those shares will not be considered as votes cast with respect to the proposal, but will be considered as present for all other purposes.

If any nominee for director fails to receive the affirmative vote of a plurality of the shares at the annual meeting, the majority of the directors then in office will be entitled under our certificate of incorporation and bylaws to fill the resulting vacancy in the board of directors. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders.

All shares entitled to vote and represented by properly executed proxies received and not revoked prior to the annual meeting will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the board of directors.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the annual meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with A. M. Castle & Co.’s Corporate Secretary, at or before taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the annual meeting and voting in person, although attendance at the annual meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the annual meeting.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has three standing committees: the Audit Committee, Governance Committee, and Human Resources Committee.

The Audit Committee is comprised of four directors, none of whom are employed by Castle. All of the members of the Audit Committee, Messrs. Anderson, Donahoe, McCartney, and Puth (Mr. Puth retires from the Board of Directors on April 26, 2007) are considered “independent” and are qualified as a “financial expert” as those terms are defined in Item 407(d)(5) of Regulation S-K, the American Stock Exchange’s listing standards and the rules and regulations under the Securities Exchange Act of 1934. The Board of Directors considered Mr. Anderson’s positions on the Audit Committees of three other public companies and concluded that such simultaneous service would not impair Mr. Anderson’s ability to effectively serve on our Audit Committee. The Audit Committee is charged with the engagement of Castle’s independent auditors, consulting with the independent auditors, reviewing the results of internal audits and the audit report of the independent auditors engaged by Castle and meets on a regular basis with management to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting, financial controls, or other financial matters of Castle as it deems necessary. The Audit Committee meets at least four times a year. The Board of Directors has adopted a written charter for the Audit Committee, which further describes the duties and responsibilities of the Audit Committee. A copy of the Audit Committee charter was attached as an Appendix to Castle’s 2004 proxy statement. The Audit Committee’s report to stockholders is provided below under “Audit Committee’s Report to Stockholders.”

The Human Resources Committee, comprised of four directors, reviews and recommends compensation with respect to Castle’s officers and directs the operation of the 2000 Restricted Stock and Stock Option Plan, the 2004 Restricted Stock, Stock Option and Equity Compensation Plan and other compensation benefits granted to various officers. The Board of Directors has delegated to the Human Resources Committee oversight responsibilities for investment strategies of Castle’s pension plan investments. The Human Resources Committee is also charged with making recommendations to the Board of Directors concerning institution, continuation or discontinuation of benefit compensation plans and programs for officers and succession planning for officers and key managers. The Human Resources Committee’s report to stockholders is provided below under “Human Resources Committee’s Report to Stockholders”.

The Governance Committee is comprised of three Directors, all of whom are considered “independent” as defined in the American Stock Exchange’s listing standards and the regulations under the Securities Exchange Act of 1934. The Committee monitors, reviews, and recommends to the Board of Directors matters relating to Board operations such as appropriate size, composition, and organizational structure. The Board of Directors has adopted a written charter for the Governance Committee which further describes the duties and responsibilities of the Governance Committee and was attached as an Appendix to Castle’s 2004 proxy statement.

The Governance Committee has established a Code of Ethics for the Board, Officers and senior management, which has been adopted by the Board of Directors and was attached as an Appendix to Castle’s 2004 proxy statement. The Committee has adopted the following principles upon which candidates would be evaluated:

•	Integrity and compliance with the Company’s Code of Ethics

•	Relevant experience

•	Absence of any conflict or potential conflict of interest with the Company and its stockholders.

The Governance Committee will consider candidates suggested by stockholders applying the principles described above. Any stockholder who wishes to recommend individuals for nomination to the Board of Directors is invited to do so in writing, to our Corporate Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance Committee

•	The name of and contact information for the candidate

•	A statement of the candidate’s business and educational background

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Castle

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected

When seeking candidates for Director, the Governance Committee may solicit suggestions from incumbent Directors, management or others. The committee, at their discretion, may also contract with executive search firms. After conducting an initial evaluation of a candidate, the Governance Committee will interview that candidate if it believes the candidate might be suitable to be a Director. The committee may also ask the candidate to meet with management. If the Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

During 2006, the Board of Directors held seven meetings, which included its four regularly scheduled quarterly meetings. Also, there were twelve meetings of the Audit Committee, four meetings of the Governance Committee and five meetings of the Human Resources Committee during 2006. All the directors attended at least 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committee on which they served during 2006. The Board of Directors has determined that Messrs. Anderson, Donahoe, Hall, Hamada, Herbert, McCartney, Simpson, and Ms. Drake are independent under the American Stock Exchange’s listing standards.

Director Attendance at Annual Meeting

Castle typically schedules its quarterly board meeting in conjunction with the Annual Meeting of Stockholders and expects that our Directors and Director nominees will attend, absent a valid reason. Last year a majority of Directors attended our Annual Meeting.

Board Communication

The Audit Committee has established both a voice call in and electronic communication method on an independent website (http://www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from Castle’s website. The system provides for electronic communication, either anonymously or identified, with the Audit Committee. Stockholders may also communicate with the Board of Directors or Audit Committee by writing to:

A. M. Castle & Co.
Board Communication or Audit Committee
3400 N. Wolf Road
Franklin Park, Illinois 60131
Attn: Corporate Secretary

All written communications are distributed to the Chairman of the Board or other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting control and auditing matters are received, they will be forwarded by the Secretary to the Chairman of the Audit Committee for review, while matters relating to governance will be forwarded to the Chairman of the Governance Committee for review.

AUDIT COMMITTEE’S REPORT TO STOCKHOLDERS

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the Securities and Exchange Commission and listing standards of the American Stock Exchange. The Audit Committee acts under a charter that was last amended by the Board in 2004 and was included as Appendix A to the proxy statement for the 2004 Annual Meeting of Shareholders.

Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte & Touche LLP, the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In performing these responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte & Touche LLP. The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, and Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 2, “An Audit of Internal Control Over

Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Deloitte & Touche LLP also provided to the Audit Committee the letter and written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee discussed with Deloitte & Touche LLP the matter of the firm’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Brian P. Anderson, Chairman
Thomas A. Donahoe
John McCartney
John W. Puth

Members of the Audit Committee
of the Board of Directors

Audit Fees

The following table sets forth the fees incurred by Castle payable to Deloitte & Touche LLP for professional services rendered with respect to fiscal years 2006 and 2005, respectively.

Fee Category	2006	2005

Audit Fees	$1,586,000	$1,569,425
Audit-Related Fees	40,000	—
Tax Fees	153,550	—
All Other Fees	4,600	—

Total Fees	$1,784,150	$1,569,425

Audit Fees.  Consists of fees billed for professional services rendered for the audits of Castle’s annual financial statements and internal control over financial reporting, review of the interim financial statements and internal control over financial reporting, review of the interim financial statements included in Castle’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of Castle’s financial statements.

Tax Fees.  Consists of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance with the preparation of various tax returns.

All Other Fees.  Castle incurred fees of $4,600 to Deloitte & Touche LLP in 2006 and did not incur any fees 2005, for any other services.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by Castle’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. The duties and responsibilities of the Audit Committee of the Board of Directors are outlined in the Audit Committee’s charter, which was attached as an Appendix to the 2004 proxy statement and includes the selection and engagement of independent auditors for Castle. The Audit Committee also ascertains the independence and competence of the independent auditors. Prior to making its decision, the Audit Committee reviewed with the independent auditor all relationships between the independent auditor, its related entities and Castle and its subsidiaries. In performing this function, the Audit Committee evaluated the written disclosures received from the independent auditor, such as the letter from the independent auditor required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and engaged in discussions with the independent auditor, including as to whether the provision of non-audit services referred to above is compatible with maintaining the auditor’s independence.

The Audit Committee has not made any decision with respect to the engagement of auditors for examination of the consolidated financial statements and other records of Castle for the fiscal year ending December 31, 2007. The Committee is reviewing proposals for this audit work. Each year the Audit Committee reviews and approves in advance the scope of the annual audit by Castle’s independent auditor.

STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Nominees and Management

The following table sets forth the number of shares and percentage of Castle’s common stock that was owned beneficially, directly or indirectly, as of March 1, 2007 by each nominee for director, each named executive officer set forth in the Summary Compensation Table and by all nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of
	Common Stock		Percent of
Name of Nominee or Executive Officer	Beneficially Owned(1)		Class

Brian P. Anderson	9,273		0.05%
Thomas A. Donahoe	10,273		0.06%
Ann M. Drake	—		—
Michael H. Goldberg	30,000		0.18%
William K. Hall	17,076		0.10%
Robert S. Hamada	44,680		0.26%
Patrick J. Herbert, III	5,100,563	(2)	29.92%
Pamela Forbes Lieberman	—		—
John McCartney	47,773		0.28%
G. Thomas McKane	299,040		1.75%
John W. Puth	26,898		0.16%
Michael Simpson	759,633	(3)	4.46%
Lawrence A. Boik	3,333		0.01%
Stephen V. Hooks	82,715		0.49%
Paul J. Winsauer	7,866		0.04%
Craig R. Wilson	37,651		0.22%
All directors and executive officers as a group	6,591,618		38.67%

(1)	Includes shares subject to restricted stock grants, stock options and deferred Director fees in phantom stock units that are exercisable on March 1, 2007 or that become exercisable within 60 days after that date for the nominees and executive officers as follows: Mr. Anderson, 9,273 shares; Mr. Donahoe, 9,273 shares; Mr. Goldberg 30,000 shares; Dr. Hall, 9,273 shares; Dr. Hamada, 41,350 shares; Mr. Herbert, 53,311 shares; Mr. McCartney, 34,773 shares; Mr. McKane, 46,667 shares: Mr. Puth, 13,500 shares; Mr. Simpson, 47,773 shares; Mr. Boik, 3,333 shares; Mr. Hooks, 44,300 shares; Mr. Winsauer, 7,333 shares; Mr. Wilson, 4,667 shares and all directors and executive officers as a group, 438,486 shares.

(2)	Includes 1,793,722 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (See “Related Party Transactions”). Also includes 126,017 shares with respect to which Mr. Herbert has sole voting power and 4,970,312 shares with respect to which Mr. Herbert shares voting power. (See footnote #2 under “Principal Stockholders”) Mr. Herbert has sole dispositive power with respect to 2,600,982 shares and shares dispositive power with respect to 1,020,816 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,033,490 shares.

(3)	Includes 453,632 shares which Mr. Simpson owns beneficially in four trusts, and 20,992 shares held by another trust in which he is one of five beneficiaries. Also includes 145,740 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (see “Related Party Transactions”).

Principal Stockholders

The only persons who held of record or, to the knowledge of Castle’s management, owned beneficially, more than 5% of the outstanding shares of Castle’s common stock as of March 1, 2007 are set forth below, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially
Name and address of Beneficial Owner	Owned	Percent of Class

Patrick J. Herbert, III	5,100,563	29.89%(1)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504
W. B. & CO., an Illinois partnership	4,099,450	24.05%(2)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504
J.P. Morgan Chase & Co.	2,297,913	13.48%
270 Park Avenue New York City, New York 10017
BARCLAYS GLOBAL INVESTORS, NA	884,063	5.18%(3)
45 Fremont Street San Francisco, CA 94105

(1)	See footnote (2) under “Stock Ownership of Nominees and Management.” These shares include the shares shown in the table as beneficially owned by W.B. & Co.

(2)	The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power and dispositive power with respect to these shares except Mr. Herbert has sole dispositive power with respect to 2,600,982 of these shares.

(3)	The shares listed include shares owned by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited

RELATED PARTY TRANSACTIONS

On November 22, 2002, the Company concluded a sale of 12,000 shares of newly created Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”) for an aggregate purchase price of $12,000,000. Castle sold the Series A Preferred in a private placement to a number of current shareholders mainly comprised of W.B. & Co., an Illinois partnership of which Patrick J. Herbert, III is a general partner. The Series A Preferred Stock has an initial conversion price of $6.69 per share of common stock. The Series A Preferred is entitled to a quarterly dividend equal to the greater of 8% per annum or the total dividends declared and paid on the common stock calculated on a converted basis each year. Castle agreed in connection with the sale to register the common stock when converted under the Securities Act of 1933 and have it listed on the stock exchanges over which Castle stock is traded. The common stock ownership reported in this proxy is calculated and shown as if the Series A Preferred was converted to common stock. The 12,000 shares of Series A Preferred would convert at $6.69 a share into 1,793,722 shares of common stock.

Procedures for Approval of Related Party Transactions

The Company’s practice has been to refer any proposed related person transaction to the Company’s Audit Committee for consideration and approval. The Company’s Code of Ethics, which sets forth standards applicable to all directors, officers and senior management of the Company, prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Board of Directors. Any waiver of this Code that is granted to a director or an officer is disclosed on a Form 8-K, as required by applicable law or the rules and regulations of the American Stock Exchange. The Company may in the future adopt a separate related person transactions policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Castle’s executive officers and directors and beneficial owners of more than 10% of Castle’s common stock to file initial reports of ownership and reports of changes in ownership of Castle’s common stock with the Securities and Exchange Commission and to furnish Castle with a copy of those reports. Castle believes that all such Section 16(a) filing requirements for 2006 were complied with in a timely fashion, except that a report of a stock option exercised by Mr. Garrett was inadvertently filed late.

DIRECTOR’S COMPENSATION

Directors who are not officers of Castle or of a subsidiary of Castle receive an annual retainer of $30,000 and $1,500 for each meeting of the Board of Directors. The Chairman of the Board receives an annual retainer of $100,000. Members of the Human Resources Committee and the Governance Committee receive $1,000 for each committee meeting that they attend and members of the Audit Committee receive $2,000 for each committee meeting they attend. The Chairman of the Human Resources Committee and the Governance Committee receive an additional retainer of $5,000 annually. The Chairman of the Audit Committee receives an additional retainer of $7,500 annually. Directors are also reimbursed for travel expenses incurred to attend meetings. Directors also receive restricted stock in an amount of shares equivalent to $50,000 at the closing price of Castle’s common stock at the annual meeting of stockholder which vests in one year, provided the director remains on the board

Director Compensation

The following table summarizes the compensation paid by the Company to non-employee Directors for 2006. Employees of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors or its committees.

	Fees Earned or Paid	Earnings on
	in Cash	Deferred Fees	Stock Awards	Total
Name	($)(1)	($)	($) (2)(3)	($)

Brian Anderson	58,250	0	50,000	108,250
Thomas Donahoe	55,138	0	50,000	105,138
William Hall	48,500	67,638	50,000	166,138
Robert Hamada	41,500	2,756	50,000	94,256
Patrick Herbert	41,500		50,000	91,500
John McCartney	63,250		50,000	113,250
John Puth	53,500	16,516	50,000	120,016
Michael Simpson	48,500		50,000	98,500

(1)	The annual retainer for directors for services to the Company is $30,000, plus $1,500 for each Board meeting attended. The Lead Director and Committee Chairpersons each receive an additional $5,000, except for the Audit Committee Chairperson who receives $7,500. Each director receives $1,000 for each Committee meeting they attend, except for members of the Audit Committee who receive $2,000 for each meeting attended.

(2)	Reflects the grant date fair value of the grant of restricted stock computed in accordance with SFAS 123(R).

(3)	As of December 31, 2006, each Director held the following number of outstanding stock awards and stock options: Mr. Anderson, 1,773 stock awards, 7,500 options; Mr. Donahoe, 1,773 stock awards, 7,500 options; Dr. Hall, 1,773 stock awards, 7,500 options; Dr. Hamada, 1,773 stock awards, 34,500 options; Mr. Herbert, 1,773 stock awards, 34,500 options; Mr. McCartney, 1,773 stock awards, 33,000 options; Mr. Puth, 1,773 stock awards, 13,500 options; and Mr. Simpson, 1,773 stock awards, 46,000 options.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s board compensation for the following year, including retainers and meeting fees. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees held in the interest account are credited with interest at the rate of six percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the Company’s common stock price on the fifteenth day after the meeting for which payment is made to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made as of the date of the request or termination event, whichever occurs last.

Commencing in June 2006, restricted stock, under the 2004 Restricted Stock, Stock Option and Equity Compensation Plan, was granted to all outside (non-employee) directors in the equivalent amount of $50,000 valued at the Company’s closing stock price on the grant date. In 2006, the grant date was June 1st. In 2007 and in subsequent years the restricted stock grant will be made to all outside directors on the date of the annual meeting of stockholders, which is held on the fourth Thursday in April. The restriction provides that the stock will revert back to the Company if the Director resigns from the Board prior to the stock becoming fully vested. The restriction lapses after one year at which time the stock is fully vested. This plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of the Company’s common stock.

In past years outside (non-employee) directors were granted an option to purchase 7,500 shares of Castle’s common stock on the first business day in June of each year at a price equal to the closing price of Castle’s common stock as reported by the American Stock Exchange and/or Chicago Stock Exchange for that date or, if no trade occurred on that date, the next preceding date for which there was a reported sale. The option expires ten years after the date on which it is granted. The option also expires upon the outside director’s termination of service from the Board of Directors, unless it is due to death, disability or retirement, in which case the option may be exercised for a period of three years. The last of these stock options were granted to all outside Directors on June 1, 2005 in the amount of 7,500 shares at an exercise price of $14.22 which was the closing stock price on the American Stock Exchange on June 1, 2005. Messrs. Anderson and Donahoe were awarded a stock option of 7,500 shares each at an exercise price of $15.49 on August 4, 2005 after their appointment as Directors.

Director ownership guidelines approved in October 2005 require each director to have the equivalent of four times the annual retainer in Company stock with five years in which to accumulate the required amount.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s objective is to maximize long-term value for its shareholders. Consistent with this objective, executive compensation programs have been developed to reinforce the Company’s business strategy and appropriately align the interests of Company executives with those of Company shareholders. The focus of the Company’s executive compensation program is to attract, retain and reward executives in a financially responsible manner.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer at any time during 2006, as well as the other individuals included in the Summary Compensation Table on page 26, are referred to as the “named executive officers.”

Oversight of the Executive Compensation Program

The Company’s executive compensation program is overseen by the Human Resources Committee of the Board of Directors (the “Committee”). The Committee is composed of Mr. Michael Simpson, Committee Chairman, Dr. William K. Hall, Dr. Robert S. Hamada, and Mr. Patrick J. Herbert, III. The Board has determined that all of the Committee members are considered independent directors as defined by the American Stock Exchange’s listing standards and the regulations under the Securities Exchange Act of 1934. In addition, no executive officer of the Company serves as a director of any other company, where an executive officer, of that other company, serves on this Committee.

The Committee determines compensation for all of the Company’s executive officers, except for the compensation of the President & Chief Executive Officer, which is recommended by the Committee and approved by a majority of the Company’s non-employee independent directors. In discharging this role, the Committee is responsible for approving the Company’s compensation principles that guide the design of compensation programs for the executive officers of the Company. The Committee annually reviews the summary of the performance reviews of the executive officers prepared by the Chief Executive Officer and the Vice President-Human Resources, and establishes individual compensation for the named executive officers. At each meeting of the Committee, there is an opportunity for an executive session, without any Company employees present. The independent members of the Board of Directors meet annually without the Chief Executive Officer present and evaluate his performance and recommend to the Board of Directors any compensation adjustments deemed appropriate. The Committee reviews and approves the material terms of any employment and severance agreements with certain executives, including the named executive officers, with a view to providing terms that are competitive with similar companies.

A more complete description of the Committee’s responsibilities and functions is provided in the Committee’s charter approved by the Board of Directors, which can be found on the Company’s website at: www.amcastle.com.

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In 2006, the Committee engaged Mercer Human Resource Consulting (the “Consultant”)

to advise it on issues related to the Committee’s responsibilities. In addition, the Committee periodically engages additional legal, accounting and other professional advisors. The Consultant’s responsibilities to the Committee include providing:

•	A review of the Company’s executive compensation program design and levels, compared to an industry peer group;

•	Advice regarding competitive practices for other compensation-related issues such as stock ownership guidelines and severance arrangements; and

•	Information on executive compensation trends and implications for the Company.

The Consultant was selected by the Committee and reports to the Committee. The Committee has the authority to determine the scope of the Consultant’s services and retains the right to terminate the Consultant’s engagement at any time.

Executive Compensation Objectives

The overriding philosophy of the Company’s executive compensation program is based on two key concepts:

•	Provide a competitive total compensation opportunity to allow the Company to attract, retain and motivate key executive talent; and

•	Design the compensation programs to align actual compensation paid with the Company’s financial performance and creation of shareholder value.

More specifically, the Committee aims to provide a total compensation opportunity for the CEO and named executive officers that is competitive with total compensation paid for similar responsibilities to executives in similar companies engaged in distribution and/or durable goods manufacturing. The Committee, with assistance from the Consultant, reviews the nature and scope of each executive’s skills and responsibilities, as well as his or her performance and effectiveness in supporting the Company’s performance.

The Committee reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”), and broader industry compensation data. The Peer Group consists of publicly traded corporations which operate either in the metals industry or in the distribution of industrial products and have market capitalization, size and/or sales similar to that of the Company. The Peer Group consists of two metal distributors, Olympic Steel Inc. and Metals USA Holdings Corp., and ten corporations in metal production and/or product distribution. Those ten corporations are Steel Technologies, Inc., Gibraltar Industries, Inc., Quanex Corp., Carpenter Technology Corp., Lawson Products, Interline Brands, Inc., Kaman Corp., MSC Industrial Direct, Fastenal Co., and Applied Industrial Tech, Inc. The Committee works with the Consultant to evaluate and compare Peer Group compensation practices. While two of the Company’s other competitors which are publicly traded, Ryerson, Inc. and Reliance Steel & Aluminum Co., are not in the Peer Group due to their significantly larger size, the Committee does review compensation data related to those two companies. In addition, the Committee reviews compensation data for similar companies covered in industry compensation surveys. The compensation surveys utilized vary depending on each executive’s position, but generally focus on manufacturing and distribution industries, covering companies of approximately the same size as the Company.

The Committee’s compensation approach is to target total remuneration opportunity at the 50th percentile of the competitive market data in each of the following categories: (i) base salary, (ii) short term incentive cash compensation, (iii) long term performance compensation plus qualified benefit plans, and (iv) total compensation.

In addition to determining appropriate compensation levels, the Committee also considers whether the design of the Company’s compensation programs reflects a strong relationship between performance and pay, as well as internal equity (rational linkage between job responsibilities and total compensation opportunity across all jobs within the Company). The Committee addresses, as required, issues relating to the retention of executives. The Committee’s activities include:

•	Evaluating the appropriate mix of short term (annual) and long term compensation opportunities. In general, the Committee aims to deliver a competitive mix of annual incentive opportunities and long term incentive opportunities. The Committee has established as a target a minimum of 50% of the executive’s total remuneration opportunity be in the form of performance related compensation consisting of both short term and long term incentives plus qualified benefit plans.

•	Establishing measures of financial performance for short term and long term incentive programs that are expected to be reflected in shareholder value.

•	Calibrating incentive award payouts with different levels of performance. The Committee seeks to establish threshold and maximum performance goals that are aggressive enough to warrant an incentive payout or a superior award, respectively.

The table below shows the percent of total target direct compensation (the sum of base salary, target short term incentive, and target long term incentive compensation) for 2006 which at the time of award was at risk against short and long term performance goals and the percent delivered through long term incentive opportunities, and short term incentive opportunities for the named executive officers:

	Percent of
	Total Direct		Percent at Risk
	Compensation at	Percent at Risk	through
	Risk (Long & Short	through	Long Term Incentive
Name	Term)(1)	Short Term Incentive	(4)

Michael H. Goldberg(2)	72%	14%	58%
G. Thomas McKane(3)	62%	24%	38%
Lawrence A. Boik	52%	18%	34%
Stephen V. Hooks	55%	23%	32%
Paul J. Winsauer	46%	19%	27%
Craig Wilson	52%	14%	38%

(1)	Does not include Pension Plan benefits, which represent approximately 20% of total direct compensation.

(2)	Mr. Goldberg joined the Company as President and Chief Executive Officer on January 26, 2006.

(3)	Mr. McKane transitioned from the Chief Executive Officer position on January 26, 2006, and continued as a non-executive employee.

(4)	The Percent at Risk Through LTI was calculated using the levels at the time of the award.

Components of the 2006 Executive Compensation Program

Compensation for Company executives consist of several elements. These elements include the following:

•	base salary

•	short term incentive compensation

•	long term incentive compensation

•	retirement benefits; and

•	perquisites and other personal benefits

Base Salary

With the exception of the CEO (whose compensation is determined by the Board of Directors), the Committee reviews and determines, on an annual basis, the base salaries of the executive officers of the Company. In each case, the Committee takes into account the executive’s performance and responsibilities, as well as internal equity and external competitive compensation data. Mr. Goldberg’s base salary was established in his employment agreement with the Company.

Short Term Incentive Plan

Short term incentive compensation is provided under the Company’s Short Term Incentive Plan (“STIP”). This is a performance-based plan that is used to provide opportunities for annual cash bonuses to executive officers, senior and regional vice presidents, and other select key managers of the Company.

At the beginning of each year, the Committee establishes a STIP award opportunity, which is expressed as a percentage of the participant’s annual base salary. The Committee determines threshold, target and maximum performance goals for each of the business units of the Company and for the total Company, based upon the Company’s business plan. The Committee also establishes the calibration between the performance and the award payouts earned as a percentage of attainment of the target opportunity, with interpolation for performance between the established levels. The goals and individual opportunities for 2006 were approved by the Committee in January 2006.

Short Term Incentive Plan performance measures for 2006 were: net income after taxes and payment of preferred dividends but before common stock dividends (weighted 80%), inventory expressed in amount of days of sales (DSI) (weighted 10%) and receivables expressed in days of sales (DSO) (weighted 10%). The Committee believes net income to be among the most important measures of financial performance and a driver of long term shareholder value. The Committee established DSI and DSO performance goals to reflect the working capital intensive nature of the Company’s business. The threshold, target and maximum performance goals for the named executive officers, other than Mr. Wilson, for 2006 are shown below:

Measurement	Threshold	Target	Maximum

Net Income	$36.3 Million	$49.8 Million	$54.0 Million
DSI	119.8 Days	114.8 Days	109.8 Days
DSO	45.1 Days	43.1 Days	41.1 Days

The threshold, target and maximum performance goals for Mr. Wilson for 2006, related to the performance of the business segment for which he was responsible. Disclosing the actual performance targets would reveal confidential financial information and thus is not required under Item 402(b) of Regulation S-K.

If a threshold is not reached, no amount is awarded for that portion of the performance goals. Unsatisfactory individual performance or termination of employment prior to the end of the year disqualifies an executive from receiving the STIP payment, except in the case of retirement or death, when the award is prorated.

The following table sets forth the STIP award opportunities, as a percentage of base salary, at target and maximum for the named executive officers in 2006:

Name	Threshold	Target	Maximum

Michael H. Goldberg	0%	50%	100%
G. Thomas McKane	0%	62.5%	125%
Lawrence A. Boik	0%	37.5%	75%
Stephen V. Hooks	0%	50%	100%
Paul J. Winsauer	0%	35%	70%
Craig Wilson	0%	30%	60%

Upon the completion of the fiscal year, the Committee determines the extent to which the established Company performance goals were satisfied. The Committee has discretion to increase or decrease individual awards prior to payment. Short Term Incentive Plan awards are typically paid in the first quarter after the prior year’s results are available and earned amounts are approved by the Committee.

Executives have a deferral opportunity for their earned STIP awards. Elections must be made before the beginning of the calendar year for which the STIP award is earned (see Deferred Compensation discussion below).

Long Term Incentive Compensation

Long term incentive compensation is provided under the Company’s Long Term Incentive Plan (“LTIP”) that covers the 2005-2007 performance period. The LTIP is a performance-based plan that is used to provide opportunities for equity awards to executive officers upon the Company’s achievement of multi-year performance goals established by the Company’s Board of Directors after recommendation by the Committee. The LTIP was approved and awards and targets determined on April 28, 2005. The Board granted an LTIP award to Mr. Goldberg upon his joining the Company in accordance with his employment agreement.

Under the LTIP, the Committee established a level of performance shares for each participant. Shares will be awarded to the participant based upon the Company’s performance relative to the performance goals. The Committee recommends a competitive long term compensation target opportunity for each named executive officer. The target number of performance shares for a performance period is determined by dividing the long term incentive compensation target by the average closing share price during the sixty calendar day period preceding the date of the approval by the Board. When the Board approves target awards for the named executive officers, it also approves the performance measures, performance goals and the calibration of shares earned over the payout range between the threshold, target and the maximum.

The current performance period is the three years ending December 31, 2007, which the Committee believes provides a meaningful timeframe for evaluating performance. The performance measures for the 2005-2007 performance period are based on cumulative net earnings (weighted at 70%) and average return on total capital (weighted at 30%). Disclosing the actual three year performance targets would reveal confidential financial information and thus is not required under Item 402(b) of Regulation S-K. The Company’s performance in 2005 and 2006 was at the maximum performance target levels.

Upon the completion of the performance period, the Committee will determine the extent to which the performance goals were satisfied. Adjustments to the performance goals may be made by the Committee to account for such events as mergers, acquisitions, divestitures or other changes in the Company deemed significant. LTIP performance shares will be delivered in March of the year that follows the end of the performance period. The number of shares delivered will be reduced by the number of shares required to be withheld for Federal and State withholding tax requirements (determined at the market price of Company shares at the time of payout). A participant whose employment is terminated for any reason, other than retirement, during the performance period forfeits any award. Executives have an option to defer payment of the LTIP award. (See “Deferred Compensation” discussion below)

Equity Awards

In 2003 and prior years, the Company granted stock options to executive officers on a yearly basis in October of each year and to other executives and key managers on a bi-annual basis. Since 2003, with the exception of stock options granted to Mr. Goldberg, no stock options have been granted to any of the named executive officers. The Committee has granted restricted stock in targeted situations, such as recruiting or retaining key employees. Other than the restricted stock granted to Mr. Goldberg and grants to key employees of Transtar Metals Corp, acquired in September, 2006, the Committee has not made any grants of restricted stock to any employee since 2003.

The Board granted stock options and restricted stock to Mr. Goldberg in 2006 to reward his performance and strengthen his alignment with the interests of Company shareholders.

Retirement Benefits

The Company currently maintains three pension plans: a noncontributory defined benefit pension plan covering substantially all salaried employees of the Company (the “Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for its executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering substantially all hourly employees of the Company. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The Pension Plan and SERP provide benefits based upon an average earnings and years of service formula.

401(k) Profit Sharing Plan

The Company has a qualified 401(k) Profit Sharing Plan for its employees, which is intended to be competitive with similar companies. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Code limit. The Company match is 25% of the participant’s contributions up to 6% of compensation. All full-time and regular part-time employees are eligible to participate in the plan.

In 2006, matching contributions made by the Company to the 401(k) Profit Sharing Plan amounted to $3,096, $3,350, $2,932, $4,127, $4,666, and $2,502 for Messrs. Goldberg, McKane, Boik, Hooks, Winsauer, and Wilson, respectively.

Deferred Compensation

The Company maintains a deferred compensation plan, in which the named executive officers are eligible to participate. This Deferred Compensation Plan (the “Deferred Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for senior executive officers and vice presidents of the Company and its affiliates.

Under the Deferred Plan, the participants can elect to defer a portion of their compensation until separation from service to the Company. Those participating in the Deferred Plan select from the same selection of investment funds available in the Company’s 401(k)-Profit Sharing Plan for their deferral investments and are credited with the returns generated. However, all funds invested under the Plan and the returns generated are assets of the Company and the individual executives are considered creditors of the Company for those amounts.

Eligible employees may elect to defer up to 100% of annual base salary and any STIP award, net of deductions. Such elections must be made prior to the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant’s deferred compensation account on the date such compensation would otherwise have been paid to the employee. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant’s deferred compensation account.

Employees who wish to participate identify the amount to be deferred, the investment designation & allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the participant dies before distribution.

Perquisites and other Personal Benefits

The Company provides limited perquisites for executives. The Company believes these perquisites facilitate business transactions and help build stronger relationships with current customers and suppliers. The perquisites for some executive officers include country/luncheon club dues and business use of the Company leased automobiles.

The Committee reviewed details of the perquisites utilized by each of the executive officers in 2006 and determined that no named executive officer received perquisites with a value greater than $10,000.

Performance and Compensation of Named Executive Officers in 2006

The Company experienced positive financial results in 2006, with net income of $54.2 million, a 43% increase over net income for 2005. At the corporate level (applicable to Messrs. Boik, Goldberg, Hooks, McKane, and Winsauer), the net income exceeded target and reflected attainment of 100% of the maximum goal established under the Short Term Incentive Plan in January 2006 and DSI and DSO reflected the attainment of 55% and 52%, respectively, of the 2006 goals. For Mr. Wilson, the 2006 results of his area of responsibilities reflect the attainment of 100% of the operating profit goal, 100% of the variable profit for his product group goal and 16.4% of the DSI goal established under the Short Term Incentive Plan.

The performance of the Company’s executives is evaluated through annual reviews completed by the Chief Executive Officer and reviewed by the Committee. The Committee and the Board evaluates the performance of the

CEO annually. The Chief Executive Officer judged the performance of each of the named executive officers in 2006 to have met or exceeded expectations and to have contributed to the Company’s performance in 2006. The Committee determined that no increase or reduction in the individual incentive awards determined pursuant to the Short Term Incentive Plan was appropriate for 2006 for the named executive officers. Consequently, the Company’s performance in 2006 resulted in the non-equity incentive plan compensation reflected in the Summary Compensation Table.

Mr. Goldberg joined the Company as Chief Executive Officer in January 2006. In November, 2006, the Board of Directors of the Company considered Mr. Goldberg’s contributions to the Company’s performance, including the strategy development initiative, the successful acquisition of Transtar Metals and the successful negotiation of multi-year collective bargaining agreements. In recognition of these contributions and in order to further align the interests of Mr. Goldberg and the Company’s shareholders, the Board of Directors authorized the award to Mr. Goldberg in November, 2006, of 10,000 shares of restricted stock of the Company, which shares are subject to forfeiture if Mr. Goldberg is no longer employed by the Company on the fifth anniversary of issuance, and options to purchase 20,000 shares of stock with an exercise price equal to the closing market value of the Company’s stock on the date of issuance. These awards are reflected in the Grants of Plan-Based Equity Awards Table.

Additional Executive Compensation Policies

Stock Ownership Guidelines

In October 2006, the Board of Directors approved an executive stock ownership program which provides guidelines for Company stock ownership by the Chief Executive Officer, Chief Financial Officer and other senior executives of the Company. The program is designed to further strengthen alignment between the interests of executive management with those of the shareholders of the Company. Executive officers must reach prescribed stock ownership levels within three years from the beginning of this program, which began January 1, 2007.

The ownership guidelines require the Chief Executive Officer to maintain common stock, equivalent in value to five times his base salary and the Chief Financial Officer and Chief Operating Officer to maintain common stock equivalent in value to three times their base salary. All other executive officers are required to maintain ownership equivalent in value to their respective base salaries. Shares owned outright and beneficially, and performance-based shares earned but not yet paid will count toward the ownership guideline. Unvested stock options and shares held in non-qualified retirement plans do not count toward satisfying the guidelines.

The table below describes the ownership guidelines for each named executive officer and the number of shares owned as of December 31, 2006.

Name	Target Number of Shares(1)	Actual Number of Shares Owned

Michael H. Goldberg	88,166	30,000
G. Thomas McKane(2)	78,370	299,040
Lawrence A. Boik	28,401	3,333
Stephen V. Hooks	37,030	81,574
Paul J. Winsauer	7,351	7,471
Craig Wilson	8,033	36,396

(1)	Based on the 2006 base salary and the market value of the Company’s stock on December 31, 2006.

(2)	Mr. McKane transitioned from the Chief Executive Officer position on January 26, 2006 and continues as a non-executive employee.

The Committee will review the guidelines at least once a year and monitor each covered executive’s progress toward, and continued compliance with, the approved guidelines.

Compensation Recovery Policy

The Company currently has no written policy regarding the adjustment/recovery of cash or equity awards earned and/or paid, for performance during years in which restated performance would have reduced the paid award.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual incentive and long term incentive plan bonuses are performance based and therefore excluded from the $1,000,000 cap on compensation for deducibility purposes. Base salary and restricted stock awards are not performance based. All Company incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.

The Company believes all compensation paid in 2006 to its named executive officers is tax-deductible under section 162(m). While the Committee intends to continue to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

The Company accounts for stock-based payments, including stock options, restricted stock and the Long Term Incentive Plan in accordance with the requirements of FASB Statement 123(R).

HUMAN RESOURCES COMMITTEE’S REPORT TO STOCKHOLDERS

The executive compensation program is administered by the Human Resources Committee of the Board of Directors, which is comprised of the individuals listed below with responsibilities for all compensation matters for Castle’s senior management. The Human Resources Committee has overall responsibility to review and recommend broad-based compensation plans to the Board of Directors and annual compensation, including salary, cash bonus programs, long-term incentive plans and executive benefits for Castle’s officers. In addition, the Human Resources Committee has been charged by the Board of Directors with oversight responsibilities for the Company’s pension plans and 401(K) profit sharing plan.

This Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The tables which follow and the accompanying narrative and footnote reflect the decisions covered by the above discussion.

The Human Resources Committee:

Michael Simpson, Chairman
William K. Hall
Robert S. Hamada
Patrick J. Herbert, III

Human Resources Committee Interlocks and Insider Participation

During 2006, Patrick J. Herbert, III and Michael Simpson served as members of the Human Resources Committee. Mr. Simpson was elected a Vice President of Castle in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an Officer of Castle on August 1, 2001. Mr. Herbert is a general partner of W.B. & Co., an Illinois partnership. On November 22, 2002, Castle concluded a sale of 12,000 shares of newly created Series A Cumulative Preferred Stock for an aggregate purchase price of $12,000,000. W.B. & Co. purchased a significant portion of those shares (See “Related Party Transactions” on page 14).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the total compensation paid or earned during the fiscal year ended December 31, 2006 by the Chief Executive Officer for any portion of the period, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred
						Incentive	Compen-	All
				Stock	Option	Plan	sation on	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Michael H. Goldberg	2006	445,302	15,000	284,000	343,333	408,150	36,355	46,628	1,578,768
President and Chief
Executive Officer(8)
G. Thomas McKane	2006	210,097				232,419	167,735	182,212	792,463
Former Chief Executive Officer(9)
Lawrence A. Boik	2006	237,708				162,376	22,180	41,869	464,133
Chief Financial Officer
Stephen V. Hooks	2006	301,349				276,635	301,929	87,240	967,153
Executive Vice President
Paul J. Winsauer	2006	184,243				118,107	101,590	31,513	435,453
Vice President — Human Resources
Craig Wilson	2006	185,579				94,338	76,262	31,046	387,225
Executive Vice President
— Bar and Tube Products

(1)	Salary represents 28.2%, 26.5%, 51.2%, 31.1%, 42.3%, and 47.9% of total compensation for Messrs. Goldberg, McKane, Boik, Hooks, Winsauer and Wilson, respectively.

(2)	Represents signing bonuses received by Mr. Goldberg in connection with his joining Castle as President and Chief Executive Officer.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of awards under the LTIP and restricted stock awarded in November 2006. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2007.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of stock options granted in November 2006. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2007.

(5)	Reflects the cash awards under the Short Term Incentive Plan.

(6)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP determined using assumptions consistent with those used in the Company’s financial statements.

(7)	Reflects the Company’s matching contributions under the 401(k) Profit Sharing Plan and life insurance premiums paid by the Company and for Mr. Goldberg, reimbursement relocation expenses in the amount of $38,257. No named executive officer received a perquisite with a value over $10,000.

(8)	Mr. Goldberg joined the Company as President and Chief Executive Officer on January 26, 2006. Mr. Goldberg’s employment agreement is described under “Employment Agreement.”

(9)	Mr. McKane transitioned from the position of Chief Executive Officer on January 26, 2006, and continued as a non-executive employee.

Employment Agreements

On January 26, 2006, the Company entered into an employment/noncompetition agreement with Michael H. Goldberg. The Committee believes the agreement is valuable because it confirms the mutual understanding of the Company and Mr. Goldberg with respect to the terms of employment and provides for certain post-employment restrictions. Material terms of the agreements include:

•	The term of the contract continues from year to year until terminated by either Mr. Goldberg or the Company at which time Mr. Goldberg will receive benefits as stated in the Agreement.

•	A minimum base salary is guaranteed ($450,000).

•	Mr. Goldberg received a $15,000 signing bonus.

•	Mr. Goldberg is eligible to participate in the Company’s compensation and benefit programs, with a guaranteed payout (50%) under the Short Term Incentive Plan in 2006.

•	Mr. Goldberg was allocated a 45,000 performance shares grant for the performance period ending December 31, 2007 under the Long Term Incentive Plan.

•	The Agreements provide for different severance benefits depending on who initiates the termination, the Company or Mr. Goldberg, and the nature of the termination, change in control, voluntary resignation, termination with or without cause (as defined in the Agreement).

•	Restrictions relating to confidentiality and non-disclosure.

•	Agreement by the executive not to compete with the Company for one year post-employment.

•	Payment for relocation expenses with a gross-up payment for any income taxes which may be imposed on the reimbursed relocation expenses.

If Mr. Goldberg’s employment had been terminated by the Company without cause on December 31, 2006, then under this agreement, Mr. Goldberg would have been entitled to the following severance benefits: $1,017,484. If Mr. Goldberg’s employment had been terminated by the Company with cause on December 31, 2006, then under this agreement, there would be no severance benefit and Mr. Goldberg would have been entitled only to the prorated benefits earned to the date of termination.

Severance Agreements

Mr. McKane is a party to an employment/termination agreement with the Company dated January 26, 2006. Under this agreement, Mr. McKane continued as a full time employee of the Company until March 31, 2006. After March 31, 2006, and until he retires or his employment is terminated, Mr. McKane is entitled to:

(i) the pro rata portion of his previous LTIP grant,

(ii) a new base salary of $100,000,

(iii) a new LTIP grant of 21,865 performance shares at target, adjusted for a pro rata award for the period of April 1, 2006 to December 31, 2007,

(iv) a Short Term Incentive Plan award for 2006 of 62.5% of actual salary paid for 2006 at target, with a maximum payout opportunity of 125% of actual salary paid for 2006,

(v) Upon termination of employment (a) the transfer to Mr. McKane, at no cost, of the Company leased automobile he currently uses and (b) continued coverage under the Company’s medical and dental benefit plans for Mr. McKane and his spouse until each of them reaches the age of 65 years.

If Mr. McKane’s employment had been terminated on December 31, 2006, then under this agreement, Mr. McKane would have been entitled to the following severance benefits: $100,790.

Mr. Hooks has a severance agreement which commenced on January 26, 2006 and terminates on February 1, 2008. It provides that if Mr. Hooks’ employment is terminated without cause by the Company or by Mr. Hooks for good reason (as defined in the agreement), then Mr. Hooks shall be entitled to receive:

(i) within 30 days of the date of termination, a lump sum payment equal to his current annual base salary,

(ii) the Short Term Incentive Plan payment for the year of termination based upon, at his election, the target incentive or the actual incentive payout, paid at the normal payout date,

(iii) the prorated LTIP award granted but not yet paid for the year of termination and any prior period not completed, at his election, upon target or actual performance level, which ever is higher, paid at the normal payout date,

(iv) continued participation for 12 months in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense, and

(v) use of the Company’s leased automobile for 12 months after the date of termination.

If Mr. Hooks’ employment had been terminated on December 31, 2006 without cause or by Mr. Hooks for good reason, then under this agreement, Mr. Hooks would have been entitled to the following severance benefits: $836,843.

Mr. Boik has a severance agreement which was entered into upon his employment with the Company in September of 2003 and which terminates on September 1, 2008. It provides that if Mr. Boik is terminated for any reason as a result of either a change in control or a new CEO being appointed (as occurred in January 2006), then Mr. Boik would be entitled to receive:

(i) his base salary for a period of one year,

(ii) continued participation for 12 months in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, and

(iii) the use of the Company’s leased automobile for a period of 12 months after the date of termination or earlier new employment.

If Mr. Boik’s employment had been terminated on December 31, 2006, then under this agreement, Mr. Boik would have been entitled to the following severance benefits: $272,336.

Change in Control Agreements

On January 26, 2006, the Company and Mr. Goldberg entered into a Change of Control Agreement. Under this agreement, if there is a change of control of the Company and after the date of such change of control (i) Mr. Goldberg’s duties and responsibilities have been changed or reduced, (ii) Mr. Goldberg has been relocated outside the Chicago metropolitan area, or (iii) Mr. Goldberg’s compensation has been reduced, and within 24 months of the change of control event, Mr. Goldberg resigns or is terminated, the Company will provide certain benefits to Mr. Goldberg. The benefits include a lump sum cash payment in the amount of two times Mr. Goldberg’s base salary as of the date of the change of control, target incentive compensation for that same year and the number of performance shares granted but not awarded to Mr. Goldberg under the LTIP as of the end of performance cycle multiplied by a fraction, the numerator of which shall be the number of whole months completed by Mr. Goldberg and the denominator of which is the total number of months in the performance cycle. Additionally, all equity compensation awards shall vest, coverage, at the Company’s expense, under all of the Company’s health plans shall continue, a pro-rata target incentive compensation/bonus payment for the year of termination shall be paid to Mr. Goldberg, accrued vacation through the date of termination shall be paid to Mr. Goldberg, and Mr. Goldberg will be titled to other benefits in accordance with applicable plans.

If the triggering events under this agreement had occurred as of December 31, 2006, Mr. Goldberg would have been entitled to the following severance benefits: $1,143,736

In 2004, the Board of Directors approved change in control agreements with key executives which include Messrs. Hooks, Boik, McKane and Winsauer. The Company believes these agreements are valuable for shareholders, as they provide for continuity and retention of the named executives services in potentially unstable situations. These agreements provide for severance benefits in the event there is a change in control of the Company and within 24 months thereafter, (i) the executive’s duties and/or responsibilities have been substantially changed or reduced or the executive has been transferred or relocated or the executive’s compensation has been reduced and (ii) the executive terminates employment with the Company within 30 months after the date of the change in control or the executive’s employment is terminated by the Company for any reason other than for cause, death or disability within 24 months after the date of the change in control. In this instance, the executive becomes entitled to the following: (a) a lump sum cash payment in the amount equal to the executive’s total compensation (the compensation amounts shown on the executive’s W-2 form plus all pretax amounts deducted for payment under the Company’s benefit plans) for the last twelve months divided by 12 times 35, but capped at 2.99 times the total compensation for the last 5 calendar years prior to the date of the change in control, (ii) the ability to exercise vested stock options for 12 months after the termination date, (iii) a prorated portion of earned and unpaid bonuses as of the termination date, (iv) continued coverage for 24 months in medical health and dental plans, and (v) an additional retirement benefit equal to the actuarial equivalent of the additional amount that the executive would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age. These agreements also provide that in the event that upon a change in control an immediate vesting of stock options occurs such that the value of the accelerated vesting is, for tax purposes, added to the value of the lump sum cash payment, the lump sum cash payment will be increased by an amount necessary to pay any excise tax levied such that the net amount, after payment of any such tax, is equal to what would have been received by the executive but for the inclusion of the accelerated stock option value.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for 2006 performance under the LTIP and Short Term Incentive Plan. Mr. Goldberg was the only named officer to receive an equity award or an award under the LTIP in 2006.

												All Other
												Option
												Awards:
											All Other	Number
					Estimated Future Payouts			Estimated Future Payouts			Stock	of	Exercise	Grant
					Under Non- Equity			Under Equity Incentive			Awards:	Securities	or Base	Date Fair
					Incentive Plan Awards(1)			Plan Awards(2)			Number of	Under-	Price of	Value of
	Authori-				Thresh-		Maxi-	Thresh-		Maxi-	Shares of	lying	Option	Stock and
	zation		Grant		old	Target	mum	old	Target	mum	Stock or	Options	Awards	Options
Name	Date		Date		($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	Awards

Michael H. Goldberg	1/26/06		1/26/06		0	225,000	450,000	4,500	45,000	90,000
	11/3/06	(3)	11/3/06	(3)							10,000
	11/3/06		11/3/06									20,000(4)	28.40	$338,600
G. Thomas McKane					0	128,125	256,250
Lawrence A. Boik					0	89,513	179,025
Stephen V. Hooks					0	152,500	305,500
Paul J. Winsauer					0	65,109	130,218
Craig Wilson					0	56,635	113,270

(1)	These columns show the range of payouts targeted for 2006 performance under Castle’s Short-Term Incentive Plan described in the section titled “Short Term Incentive Plan” in the Compensation Discussion and Analysis. The 2007 incentive payment for 2006 performance has been made as described in the section “Performance and Compensation of Named Executive Officers in 2006” in Compensation Discussion and Analysis and shown in the Summary Compensation Table.

(2)	Reflects the award of performance shares under the Long Term Incentive Plan, which is described herein under “Long Term Incentive Plan.”

(3)	Reflects the award of restricted common stock of the Company under the Company’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan. These shares are subject to forfeiture in the event of termination of Mr. Goldberg’s employment prior to November 3, 2011. In the interim, Mr. Goldberg is entitled to voting rights and any dividends declared with respect to these shares.

(4)	Reflects the grant of an option to purchase common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on the date of grant. This option was immediately exercisable.

Outstanding Equity Awards at Fiscal Year-End

				Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive Plan
								Awards:	Awards:
								Number of	Market or
	Option					Market		Unearned	Payout Value
	Awards			Number of		Value of		Shares,	of Unearned
	Number of			Shares or		Shares or		Units or	Shares, Units
	Securities			Units of		Units of		Other	or Other
	Underlying	Option		Stock That		Stock That		Rights That	Rights That
	Unexercised	Exercise	Option	Have Not		Have Not		Have Not	Have Not
	Options	Price	Expiration	Vested		Vested		Vested	Vested
Name	(# Exercisable)	($)	Date	(#)		($)		(#)(1)	($)(2)

Michael H. Goldberg	20,000	28.40	11/3/16	10,000	(3)	255,200	(4)	90,000	2,296,800
G. Thomas McKane	46,667	5.21	10/23/13					109,327	2,790,025
Lawrence A. Boik	3,333	5.21	10/23/13					70,000	1,786,400
Stephen V. Hooks	44,300	5.21	10/23/13					84,000	2,143,680
Paul J. Winsauer	7,333	5.21	10/23/13					40,000	1,020,800
Craig Wilson	4,667	5.21	10/23/13					23,000	586,960

(1)	Reflects performance shares under the Long Term Incentive Plan at the maximum payout level, the next higher performance measure that exceeds the performance measure achieved in 2005.

(2)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2006 by the number of performance shares.

(3)	These shares are subject to forfeiture in the event of termination of Mr. Goldberg’s employment prior to November 3, 2011.

(4)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2006 by the number of shares subject to option.

PENSION BENEFITS

The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and the assumptions consistent with those used in the Company’s financial statements. Under the Pension Plan, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2006. Additional information is provided under “Retirement Benefits.”

		Number of	Present Value of
		Years Credited	Accumulated Benefit
Name	Plan Name	Service (#)	($)(1)

Michael H. Goldberg	Salaried Employees Pension Plan	1	12,528
	Supplemental Pension Plan	1	23,827
G. Thomas McKane	Salaried Employees Pension Plan	6	174,157
	Supplemental Pension Plan	6	521,248
Lawrence A. Boik	Salaried Employees Pension Plan	3	33,010
	Supplemental Pension Plan	3	22,419
Stephen V. Hooks	Salaried Employees Pension Plan	34	645,212
	Supplemental Pension Plan	34	533,744
Paul J. Winsauer	Salaried Employees Pension Plan	25	428,724
	Supplemental Pension Plan	25	99,033
Craig Wilson	Salaried Employees Pension Plan	27	473,644
	Supplemental Pension Plan	27	83,753

(1)	The material assumptions used for this calculation are as described in Footnote 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2006.

Nonqualified Deferred Compensation

The table below describes individual executive contributions, company contributions, credited earnings, withdrawals, and the aggregate balance as of December 31, 2006 for each named executive officer:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)	($)	($)	($)	($)

Michael H. Goldberg(1)	0	0	0	0	0
G. Thomas McKane	127,187	48,710	101,581	0	770,194
Lawrence A. Boik	26,690	14,797	3,957	0	57,843
Stephen V. Hooks	78,239	26,057	33,272	0	338,156
Paul J. Winsauer	0	5,817	259	0	3,979
Craig Wilson	16,030	6,532	2,031	0	40,005

(1)	Mr. Goldberg joined the Company on January 26, 2006.

Pension Plan Table

The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under Castle’s qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plan and years of service with Castle and its subsidiaries:

	Years of Service
Remuneration ($)	10	15	20	15	30	35	40

145,000	24,167	36,250	48,333	60,417	72,500	84,583	96,667
185,000	30,833	46,250	61,667	77,083	92,500	107,917	123,333
200,000	33,333	50,000	66,667	83,333	100,000	116,667	133,333
250,000	41,667	62,500	83,333	104,167	125,000	145,833	166,667
275,000	45,833	68,750	91,667	114,583	137,560	160,417	183,333
300,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000
325,000	54,167	81,250	108,334	135,417	162,500	189,583	216,667
400,000	66,667	100,000	133,333	166,667	200,000	233,333	266,667
450,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
500,000	83,333	125,000	166,667	208,333	250,000	291,667	333,333

The pension benefits shown in the table above are determined by the remuneration, which is the average of the highest cash compensation paid (approximately base salary plus bonus as shown in the Summary Compensation Table) for any five consecutive years of service prior to retirement. Pensions are paid as a straight-life annuity and are subject to reduction for a joint and survivor benefit, if elected by the participant. The amounts shown in the table above are prior to reduction for social security benefits. Benefits are reduced based on one-half of the social security benefits for the individual attributable to the working period with Castle. The current fully accredited years of service for Messrs. Goldberg, McKane, Hooks, Boik, Winsauer, and Wilson under the plan are 1, 6, 34, 3, 25, and 27 years respectively.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the annual meeting other than the matters set forth in the notice and described in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the holders of the proxies will vote on those matters in their discretion.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 3400 North Wolf Road, Franklin Park, Illinois 60131. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS

In order for proposals by stockholders to be considered for inclusion in Castle’s proxy statement and form of proxy for Castle’s 2008 annual meeting of stockholders, Maryland Law and the Company’s Bylaws, and SEC and Stock Exchange rules require that any stockholder proposals must be received not later than December 11, 2007.

In addition, the Company Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the annual meeting of stockholders to give advance written notice Castle between November 26, 2007 and December 26, 2007.

Jerry M. Aufox

Secretary

April 10, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 26, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.
042804
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors:

NOMINEES
☐	FOR ALL NOMINEES	¡ Brian P. Anderson
☐	WITHHOLD AUTHORITY	¡ Thomas A. Donahoe
	FOR ALL NOMINEES	¡ Ann M. Drake
¡ Michael. H. Goldberg
☐	FOR ALL EXCEPT	¡ William K. Hall
	(See instructions below)	¡ Robert S. Hamada
¡ Patrick J. Herbert, III
¡ Pamela Forbes Lieberman
¡ John McCartney
.		¡ Michael Simpson

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of each of the nominees as Directors.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 0

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names on the account may not be submitted via this method.

Signature of Stockholder	Date:.	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

 0
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF A. M. CASTLE & CO.
Annual Meeting of Stockholders on April 26, 2007
     The undersigned hereby constitutes and appoints Michael Simpson and Michael H. Goldberg, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 26, 2007, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
SEE REVERSE SIDE
14475 0